Exhibit 99.2

Vivial Networks LLC

Consolidated Balance Sheet for the Quarter Ended March 31, 2021, and Year Ended December 31, 2020, Statement of Changes in Member Equity for the Quarter Ended March 31, 2021, and Year Ended December 31, 2020, Statements of Operations and Comprehensive Income and Cash Flow for the Quarters Ended March 31, 2021, and March 31, 2020,

and Independent Auditor’s Review Report

VIVIAL NETWORKS LLC

Independent Auditor’s Review Report

To the Audit Committee and Board of Directors

Vivial Networks LLC

Englewood, Colorado

We have reviewed the accompanying consolidated financial statements of Vivial Networks LLC, which comprise the consolidated balance sheets as of March 31, 2021, and the related consolidated statements of operations and comprehensive income, member equity, and cash flows for the three month period ended March 31, 2021 and 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with the applicable financial reporting framework.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists of principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Report on the 2020 Balance Sheet

The consolidated financial statements of Vivial Networks LLC as of December 31, 2020 were audited by us in accordance with auditing standards generally accepted in the United States of America and our audit opinion dated March 15, 2021 expressed an unmodified opinion on those consolidated financial statements. We have not performed any auditing procedures after that date.

Denver, Colorado

May 11, 2021

What inspires you, inspires us. | eidebailly.com

7001 E. Belleview Ave., Ste. 700 | Denver, CO 80237-2733 | TF 866.740.4100 | T 303.770.5700 | F 303.770.7581 | EOE

VIVIAL NETWORKS LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2021 Unaudited	December 31, 2020 Audited
Assets
Current assets:
Cash	$11,068	$27,839
Accounts receivable, net	24,746	31,224
Prepaid expenses and other current assets	1,599	1,491

Total current assets	37,413	60,554
Property and equipment, net	8,402	8,478

Total Assets	$45,815	$69,032

Liabilities and Member Equity
Current liabilities:
Accounts payable and accrued liabilities	$21,653	$26,525
Unearned revenue	490	578

Total current liabilities	22,143	27,103
Long-term liabilities	93	47

Total liabilities	22,236	27,150

Commitments and contingencies (Note 4)
Member equity:
Member Contribution	65,497	65,497
Accumulated (deficit)	(41,677)	(23,390)
Accumulated other comprehensive (loss)	(241)	(225)

Total member equity	23,579	41,882

Total Liabilities and Member Equity	$45,815	$69,032

Refer to accompanying notes to these consolidated financial statements.

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

UNAUDITED

(In thousands)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Revenue	$31,861	$35,112
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	22,246	21,686
Selling, general and administrative expense	5,243	5,577
Depreciation and amortization	856	1,062

Total operating expenses	28,345	28,325

Operating income	3,516	6,787
Other (income) expenses:
Interest (income)	—	(1)

Total other (income) expenses, net	—	(1)
Income tax (benefit)	(42)	—

Net income	$3,558	$6,788

Other comprehensive income:
Foreign currency translation adjustments, net of tax of zero	(16)	(36)

Comprehensive income	$3,542	$6,752

Refer to accompanying notes to these consolidated financial statements

VIVIAL NETWORKS LLC

UNAUDITED

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER EQUITY

(In thousands)

	Member Contribution	Accumulated Other Comprehensive (Loss)	Accumulated (Deficit)	Total Member Equity
Balance at December 31, 2019	$65,497	$(273)	$(40,152)	$25,072

Net income	—	—	6,788	6,788
Capital distributions	—	—	(1,250)	(1,250)
Foreign currency translation adjustment	—	(36)	—	(36)

Balance at March 31, 2020	$65,497	$(309)	$(34,614)	$30,574

Balance at December 31, 2020	$65,497	$(225)	$(23,390)	$41,882

Net income	—	—	3,558	3,558
Capital distributions	—	—	(21,845)	(21,845)
Foreign currency translation adjustment	—	(16)	—	(16)

Balance at March 31, 2021	$65,497	$(241)	$(41,677)	$23,579

Refer to accompanying notes to these consolidated financial statements

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(In thousands)

Operating Activities	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net income	$3,558	$6,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	856	1,062
Provision for doubtful accounts	24	111
Changes in operating assets and liabilities:
Accounts receivable	6,454	(2,951)
Prepaid expenses and other current assets	(108)	167
Accounts payable and accrued liabilities	(4,820)	(1,466)
Unearned revenue	(88)	170

Net cash provided by operating activities	5,876	3,881

Investing Activities
Acquisition of property and equipment	(786)	(610)

Net cash (used in) investing activities	(786)	(610)

Financing Activities
Capital distributions	(21,845)	(1,250)

Net cash (used in) financing activities	(21,845)	(1,250)

Effects of foreign exchange rates on cash	(16)	(36)
Net (decrease) increase in cash	(16,771)	1,985
Cash, beginning of period	27,839	11,013

Cash, end of period	$11,068	$12,998

Refer to accompanying notes to these consolidated financial statements.

VIVIAL NETWORKS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PRESENTATION

Organization

Vivial Networks LLC (or the “Company”), a wholly owned indirect subsidiary of Vivial Inc., was formed to invest in and acquire digital marketing companies. On August 21, 2015, Vivial Networks completed the acquisition of mGage, LLC (“mGage”). mGage is a global mobile engagement provider which enables brands to intelligently personalize mobile communications for the omni-channel consumer, across marketing and customer care interactions, primarily through SMS and MMS text marketing and engagement campaigns. Currently mGage provides these services in North America, South America, Europe, and Asia with plans for further global expansion.

On February 19th, 2021, it was announced that Kaleyra signed a definitive agreement to acquire Vivial Networks, LLC and its subsidiaries for $215 million. The deal is expected to close in late Q2 2021.

Basis of Presentation and Consolidation

The consolidated financial statements included herein represent the results of operations and cash flows of the Company for the three months ended March 31, 2021 and 2020, and the balance sheets as of March 31, 2021 and December 31, 2020; they have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We consolidate all entities we control by ownership of a majority voting interest including mGage, LLC, mGage Europe Limited (“mGage UK”), mGage Athens Private Company (“mGage Athens”) and mGage S.A. de C.V. (“Mexico”) (together “Consolidated Vivial Networks”). All intercompany accounts and transactions are eliminated from the financial results.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the period and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that may be undertaken in the future, actual results may ultimately differ from estimates and assumptions, and such differences may be material to the consolidated financial statements. Examples of significant estimates include but are not limited to the allowance for doubtful accounts.

Risks and Uncertainties

We are subject to various risks and uncertainties which include, but are not limited to, competition in the marketplace, including new marketing products and services, our failure to respond adequately to changes in technology and user preferences, certain regulatory risks and reliance on systems and production platforms both owned and operated by third parties. To address these risks, we must, among other things, grow revenue from our Services, enhance advertiser value and expand value-added services, continue to focus on product operations and sales, and implement and maintain successful sales and marketing strategies. There can be no assurance that we will be successful in addressing these or other such risks.

Factors that could adversely impact our operations or financial results include, but are not limited to, the following: unfavorable economic conditions; increased competition in the market; inability to expand our operations; fluctuations in interest rates; increased direct and indirect costs; unfavorable economic and political conditions in markets in which we operate; regulatory requirements; and litigation or legal proceedings.

The Company did not have any significantly adverse financial impacts due to the COVID-19 pandemic.

Concentrations of Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and accounts receivable. Our deposits are with financial institutions that we believe are creditworthy. We maintain cash in amounts that at times exceed federally insured limits; however, we believe the credit risk associated with such instruments is minimal. Although our top 10 customers make up 83% of total revenue, we believe that risk of credit loss associated with accounts receivable is low because of the strong credit profile of these enterprise-based customers.

Revenue Recognition

The Company recognizes revenue over time as services are being rendered and in the amount of consideration described in the customer contracts. The performance obligation detailed in the contracts are for mobile messaging services. The mGage segment provides access to messaging applications as well as several mobile messaging services (SMS, MMS, Push, etc). These performance obligations are clearly stated and easily identifiable in each of the customer contracts. The services are distinct and are promised within the contracts. The price for each service is clearly stated and fixed per month or variable depending on volumes (for Mobile Messaging). The prices can be subject to change by the Company for standard price increases in the market. Prices are allocated to each performance obligation under the contract in an amount that depicts the amount of consideration to which the entity expects to be entitled in exchange for transferring the services to the customer. Recognition of revenue begins when the services are delivered and recognized ratably over the life of the contract as the customer simultaneously receives and consumes the benefits of the services.

Contract liabilities include unearned revenue. Unearned revenue is primarily made up of short code revenue, which is billed quarterly and amortized over the three-month service period. Another component of unearned revenue is prepaid message revenue which is billed per the terms of the customer contract but recognized over time as messages are used. There is also a small component of setup fee revenue that is recognized over time. The opening balance of unearned contract revenue as of January 1, 2020 was $292 thousand. The balance of unearned contract revenue as of March 31, 2021 and December 31, 2020 was $490 and $578 thousand, respectively.

Related Party Transactions

Related party transactions include but are not limited to; charges from Vivial Dominicana, S.L.R. for services rendered related to the network operating center (“NOC”), and shared services provided by Vivial Media. Vivial Dominicana S.L.R. and Vivial Media are wholly owned subsidiaries of Vivial Inc. Vivial Dominicana services are determined based on direct expenses incurred for specific departments that support the NOC and include a 5% mark up. Shared services from Vivial Media consist of allocated time for indirect overhead departments such as; executive, accounting, finance, legal, payroll and human resources. The shared service charges were determined based on budgeted amounts for the supporting departments. A time study was done by each department determining the amount of time allotted to mGage activities. Related party transactions are generally paid in the month incurred or a month in arrears. The unpaid balance for related party transactions are included in accounts payable and accrued liabilities and were $174 thousand and $185 thousand at March 31, 2021 and December 31,2020 respectively. Related party transactions consisted of the following for the three months ending March 31, 2021 and 2020:

	2021	2020
Shared Services	$426	$426
Vivial Dominicana Services	535	500

	$961	$926

Deferred Costs

Short codes, which are used in the transmission of SMS and MMS messages to and from mobile phones, are a component of customer revenue that are sourced by a 3rd party. Because short codes are provisioned quarterly, we defer those costs and amortize them over the three-month service period.

Advertising Costs

Costs related to advertising are expensed as incurred. Advertising costs included in selling, general and administrative expense were $54 thousand and $ 112 thousand for the three months ended March 31, 2021 and March 31, 2020, respectively.

Accounts Receivable

Accounts receivable consists primarily of trade receivables from mobile messaging customers and are billed for messaging and other services monthly. Accounts receivable are recorded at estimated net realizable value and are generally unsecured and due within 30-60 days. The opening balance of trade receivables net of allowance at January 1st, 2020 was $29,965 thousand.

The value of accounts receivable is reported net of an allowance for certain adjustments (the “Allowance”) which includes:

•	An appropriate allowance for customer adjustments that are likely to occur subsequent to initial sale; such amounts are recorded as a direct reduction to revenue.

•	An appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts.

The Allowance is calculated using a percentage of sales method based on collection history and an estimate of uncollectible accounts. We exercise judgment in adjusting the provision as a consequence of known items, such as changes in customer financial standing, current economic factors, and credit trends.

The Allowance was $68 thousand and $507 thousand as of March 31, 2021, and December 31, 2020. respectively.

Customers spending above identified levels as determined appropriate by management for a particular market may be subject to a credit review that includes, among other criteria, evaluation of credit or payment history with us, third party credit scoring, credit checks with other vendors along with consideration of credit risks associated with particular industries. Where appropriate, advance payments (in whole or in part) may be required. Beyond efforts to assess credit risk prior to extending credit to customers, we employ collection strategies utilizing an integrated system of internal, external, manual and automated means to engage customers concerning payment obligations.

We recorded $24 thousand and $111 thousand in bad debt expense for the three months ended March 31, 2021 and 2020, respectively.

Foreign Currency Translation

The functional currencies of our operations are the local currencies. The financial statements of our foreign subsidiaries have been translated into U.S. dollars. All asset and liability accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the respective year. Accumulated net translation adjustments are reported separately in other comprehensive income in the consolidated financial statements.

Property and Equipment

Property and equipment is recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Useful lives
Furniture, fixtures and equipment	5 years
Computer equipment and purchased software	3-5 years
Internally developed software	5 years
Leasehold improvements	Life of lease

Construction in progress is not depreciated until the asset is placed in service. Repairs and maintenance costs that do not improve service potential or extend the economic life of the asset are expensed as incurred. When assets are sold or otherwise disposed, the cost and related depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the consolidated statements of operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment as of March 31, 2021 and 2020.

Operating Leases

Scheduled increases in rent expense are recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The difference between rent expense and rent paid is recorded as deferred rent. The current portion of deferred rent is included in the accounts payable and accrued liabilities section of the accompanying consolidated balance sheets. The remainder is included in long-term liabilities. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured.

Defined Contribution Plans

We sponsor an employee savings plan under Section 401(k) of the Internal Revenue Code, which covers substantially all full-time employees. Employees may elect to contribute to the plan a portion of their eligible pretax compensation up to certain limits as specified by the respective plan. We also make employer contributions to the plan, subject to certain limitations. We record expense for the respective plan for contributions when the employee renders service, essentially coinciding with the cash contributions to the respective plan. The expense is recorded and 2020cost of revenue and selling, general and administrative expense in the consolidated statements of operations based on the employees’ respective function. We recorded expense related to this plan in the amount of $84 thousand and $99 thousand for three months ended March 31, 2021 and 2020 respectively.

Income Taxes

As a limited liability company, the Company’s taxable income or loss is allocated to the sole member. Therefore, no provision for income taxes has been included in the financial statements.

The Company evaluates its tax positions that have been taken or are expected to be taken to determine if any accrual is necessary for uncertain tax positions. As of March 31, 2021 and 2020, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

mGage Europe Limited operates in the United Kingdom and files local income tax returns. The company historically has operated in a loss position and therefore does not currently need to account for a provision. In 2020, tax credits for research and development were awarded and collected in cash.

Recently Issued Accounting Standards and Pronouncements

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)”. The standard requires lessees to recognize most leases on the balance sheet and addresses certain aspects of lessor accounting. The effective date of the standard will be for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022 and early adoption is permitted. Entities are allowed to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the consolidated financial statements, with an option to use certain relief. We are currently assessing the impact that adopting this new accounting guidance will have on our consolidated financial statements and related disclosures.

3.	PROPERTY AND EQUIPMENT

Property and equipment as of dates indicated consists of the following (in thousands):

	March 31, 2021	December 31, 2020
Furniture, fixtures and equipment	$2,266	$2,266
Computer equipment and purchased software	11,685	11,678
Internally developed software	11,662	10,831
Leasehold improvements	160	158

	25,773	24,933
Less: Accumulated depreciation and amortization	17,371	16,455

	$8,402	$8,478

We capitalized $339 thousand of costs incurred for the development of our Mobile Gateways, which push text messages from businesses to individual cell phones through carrier networks, for the three months ending March 31, 2021. mGage maintains gateways in the United States as well as in Europe. The Mobile Gateways are depreciated on a straight-line basis over five years and any additional capitalization is assessed for the remaining useful life.

Depreciation expenses were $856 thousand and $1,062 thousand for the three months ended March 31, 2021 and 2020, respectively.

The remaining useful lives of the internally developed software spans from one to five years based on the project completion dates.

The estimated aggregate remaining future amortization expense related to internally developed software is as follows (in thousands) for the year ended:

2021	$1,399
2022	1,601
2023	1,498
2024	1,256
2025	788
2026	40

$6,582

4.	COMMITMENTS AND CONTINGENCIES

Operating Leases

We are subject to certain leases for office facilities and certain equipment under operating lease agreements which expire through 2023. Certain leases contain escalation clauses; for such leases, the total amount of rent is expensed on a straight-line basis over the term of the lease, which includes any renewal periods that are reasonably assured. Rent expense was $323 thousand and $231 thousand for the three months ending March 31, 2021, and March 31, 2020, respectively.

Future remaining minimum lease obligations by fiscal year under non-cancelable lease agreements as of March 31, 2021 are as follows (in thousands) for the years ending:

2021	$722
2022	770
2023	185
2024	145
2025	33

$1,855

Litigation

Various lawsuits and other claims that are ordinary and typical for a business of our size and nature are pending against us, and we may be involved in future claims and legal proceedings incident to the conduct of our business. In addition, from time to time we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. We believe, based on our review of the latest information available, that our ultimate liability in connection with pending or threatened legal proceedings will not have a material adverse effect on our results of operations, cash flows or financial position. Since these matters are subject to inherent uncertainties, our view of them may change in the future.

Debt

While Vivial Networks and its subsidiaries do not hold any debt, mGage LLC and Vivial Networks LLC are co- borrowers on the debt agreements of its parent company Vivial Inc. The debt is comprised of a financing agreement and a revolving credit and security agreement. Total outstanding debt of its parent company was $81,140 and

$100,098 thousand as of March 31, 2021 and December 31, 2020, respectively.

5.	SUBSEQUENT EVENTS

We evaluated subsequent events through May 10th, 2021, the date the consolidated financial statements were available to be issued, and concluded that there were no subsequent events that required disclosure in the consolidated financial statements.